SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

OPTIO SOFTWARE, INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

May 17, 2005

Dear Shareholder:

On behalf of the Board of Directors and management of Optio Software, Inc., we cordially invite you to attend the Annual Meeting of Shareholders to be held on June 16, 2005, at 9:00 a.m., local time, at the Hilton Garden Inn – Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia.

At the Annual Meeting, the shareholders will be asked to:

1.	elect one (1) director for a three-year term;

2.	ratify the appointment of BDO Seidman, LLP as Optio Software, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2006; and

3.	transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These matters are described in the accompanying Notice of Annual Meeting and Proxy Statement.

We have included a copy of Optio Software, Inc.’s Annual Report to Shareholders with the Proxy Statement. We encourage you to read the Annual Report. It includes the audited financial statements for the fiscal year ended January 31, 2005, as well as information about the Company’s operations, products and services.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking the enclosed proxy card. Please then sign and date the proxy card and return it in the enclosed envelope whether or not you plan to attend the meeting. Alternatively, you may submit your proxy through the Internet or by telephone as indicated on the enclosed proxy card. If you do attend and wish to vote in person, you may revoke your proxy at the meeting. If you plan to attend the meeting, please check the proxy card in the space provided. This will assist us with meeting preparations.

Your vote is very important, and we appreciate your cooperation in considering and acting on the matters presented.

Sincerely,

Caroline Bembry Chief Financial Officer and Secretary

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

(770) 576-3500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 16, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005 (the “Company”) will be held on Thursday, June 16, 2005, at 9:00 a.m., local time (the “Annual Meeting”), at the Hilton Garden Inn – Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia, to consider and act upon:

1.	the election of one (1) director to the Company’s Board of Directors;

2.	a proposal to ratify the selection of BDO Seidman, LLP as the independent registered public accounting firm for the Company’s current fiscal year; and

3.	such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 4, 2005, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

C. Wayne Cape
Chief Executive Officer, President and Chairman

May 17, 2005

Atlanta, Georgia

IMPORTANT

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED AT YOUR EARLIEST CONVENIENCE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

(770) 576-3500

PROXY STATEMENT

FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD

June 16, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

Shareholders Meeting

This Proxy Statement and the enclosed proxy (“Proxy”) are furnished on behalf of the Board of Directors of Optio Software, Inc., a Georgia corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on June 16, 2005, at 9:00 a.m., local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hilton Garden Inn – Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia. The Company intends to mail this Proxy Statement and the accompanying Proxy card on or about May 17, 2005 to all shareholders entitled to vote at the Annual Meeting.

Shareholders Entitled to Vote

Only holders of record of common stock of the Company, no par value per share, at the close of business on May 4, 2005, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 4, 2005, the Company had outstanding and entitled to vote 21,262,039 shares of common stock. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of common stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the shareholder abstains on all or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Counting of Votes

The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed form of Proxy provides a means for a shareholder to vote for all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The Company’s Bylaws provide that Directors are elected by a plurality of the votes cast. In the election of Directors, the nominee receiving the highest number of affirmative votes shall be elected.

The accompanying form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder’s directions. The affirmative vote of a majority of the shares of common stock present in person or represented by a Proxy and entitled to vote on Proposal Two set forth in the accompanying Notice of Annual Meeting is required for the approval of such proposal. Approval of any other matters as may properly come before the meeting also will require the affirmative vote of a majority of the shares of common stock present in person or represented by a Proxy and entitled to vote at the meeting. Abstentions with respect to Proposal Two will have the same effect as a vote against this proposal. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to the proposal, but they will have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the number of shares present or represented from which a majority is calculated.

Proxies

When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominee for election to the Board of Directors, and in favor of the approval of Proposal Two.

Solicitation of Proxies

The Company will bear the cost of solicitation of Proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, Internet or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Revocability of Proxies

Any person giving a Proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by delivering to our Corporate Secretary at our headquarters at 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. A vote through the Internet or by telephone may be revoked by executing a later dated proxy card, by subsequently voting through the Internet or by telephone, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of common stock which, as of May 4, 2005, are deemed under the rules of the Securities and Exchange Commission (the “Commission”) to be “beneficially owned” by each member of the Board of Directors of the Company, by each Named Executive Officer of the Company (as listed under “Summary Compensation Table” below), by all Directors and Executive Officers of the Company as a group, and by any person or “group” (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of common stock of the Company.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned[1]
C. Wayne Cape[2]	8,977,300	37.0%
Diane Cape[3]	2,035,780	9.6%
Trinad Capital LP4	1,462,300	6.9%
Donald H. French[5]	1,411,000	6.6%
Charles Carey[6]	1,231,770	5.8%
G. Robert Beck[7]	1,206,666	5.7%
Daryl G. Hatton[8]	659,400	3.0%
Ronald G. Diener[9]	573,800	2.7%
F. Barron Hughes[10]	469,000	2.2%
Terry Kraft[11]	126,750	*
Paul O’Callaghan[12]	150,000	*
Caroline Bembry[13]	60,688	*
Steven E. Kaye[14]	97,500	*
David T. Leach[15]	30,000	*
All Directors and Executive Officers as a group (11 persons)[16]	13,760,704	54.5%

*	Less than 1% of the outstanding common stock
1	For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any security that such person or persons has or has the right to acquire within 60 days following May 4, 2005, is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
2	This number includes 3,000,000 shares subject to options exercisable within 60 days held by Mr. Cape, and 2,035,780 shares owned by Diane Cape, over which Mr. Cape has voting power pursuant to a Voting Agreement between the parties dated as of January 8, 2002 (“Voting Agreement”), which Voting Agreement expires on the earlier of January 8, 2007, the death of Mr. Cape or sale of all the shares by Mrs. Cape. Mr. Cape disclaims such beneficial ownership of the securities held by Ms. Cape except to the extent of his indirect beneficial interest as the holder of voting power over such securities. Mr. Cape’s business address is c/o Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005.
3	This number includes 2,035,780 shares over which Mr. Cape has voting power pursuant to a Voting Agreement between the parties dated as of January 8, 2002. Ms. Cape’s address is 510 Avala Court, Alpharetta, Georgia 30022.
4	Trinad Capital LP is deemed to be the direct beneficial owner of 1,462,300 shares, Trinad Advisors GP, LLC (as the general partner of Trinad Capital LP) is deemed to be the indirect beneficial owner of 1,462,300 shares, and Robert Ellin (as a Managing Member of Trinad Advisors GP, LLC) is deemed to be the indirect beneficial owner of 1,462,300 shares. Trinad Advisors GP, LLC and Robert Ellin each disclaim beneficial ownership of the shares directly, beneficially owned by Trinad Capital LP (except for (a) the indirect interest of Trinad Advisors GP, LLC by virtue of being the general partner of Trinad Capital LP, (b) the indirect interest of Robert Ellin by virtue of being a member of Trinad Advisors GP, LLC, and (c) the indirect interest of Robert Ellin by virtue of being a limited partner of Trinad Capital LP). Trinad Advisors GP, LLC and Robert Ellin have shared power to direct the vote and shared power to direct the disposition of these shares. Trinad Capital LP’s address is 153 East 53rd Street, 48th Floor, New York, NY 10022.
5	Includes 1,000 shares held as Donald French SARSEP, 30,000 shares owned by Preston C. French and 30,000 shares owned by Clayton T. French. Donald H. French serves as custodian (pursuant to the Georgia Transfers to Minors Act) for Preston C. French and Clayton T. French, who are his minor children. Mr. French disclaims beneficial ownership of the shares held for the benefit of Preston C. French and Clayton T. French. Mr. French’s business address is c/o Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005.
6	Mr. Carey’s address is 215 Bellamy Street, Homer, Georgia 30543.
7	This number includes 20,000 shares subject to options exercisable within 60 days held by Mr. Beck.
8	This number includes 508,400 shares subject to options exercisable within 60 days held by Mr. Hatton and 1,000 shares held by Mr. Hatton’s immediate family, with respect to which Mr. Hatton disclaims beneficial ownership.
9	This number includes 20,000 shares subject to options exercisable within 60 days by Mr. Diener, 499,000 shares held by the Ronald G. Diener Trust and 53,400 shares held by the Charles Schwab & Co., Inc./Ronald G. Diener IRA.
10	This number includes 20,000 shares subject to options exercisable within 60 days held by Mr. Hughes.
11	This number includes 118,750 shares subject to options exercisable within 60 days by Mr. Kraft.
12	This number includes 150,000 shares subject to options exercisable within 60 days held by Mr. O’Callaghan.
13	This number includes 59,438 shares subject to options exercisable within 60 days by Ms. Bembry.
14	This number includes 87,500 shares subject to options exercisable within 60 days held by Mr. Kaye.
15	This number includes 30,000 shares subject to options exercisable within 60 days held by Mr. Leach.
16	Includes 3,994,088 shares subject to options exercisable within 60 days.

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

The Board of Directors of the Company currently consists of five members, Messrs. Cape, Leach, Hughes, Diener and Beck. At the Annual Meeting, one director will be elected for the term described below. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. At each annual meeting of shareholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Mr. Hughes has been nominated for re-election as a Class III Director. The terms of the Class I director and Class II directors will expire upon the election and qualification of successor directors at the 2006 and 2007 annual meeting of shareholders, respectively. The term of the new Class III director will expire upon the election and qualification of a successor director at the 2008 annual meeting of shareholders. There are no family relationships between any of the directors or executive officers of the Company.

Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. The person nominated for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve.

The Board of Directors recommends a vote FOR the named nominee.

Nominee and Incumbent Directors

The following sets forth certain information regarding the nominee for director and the four incumbent directors whose terms will continue following the Annual Meeting.

Nominee to Serve As Class III Director (Term Expires in 2008)

F. Barron Hughes, 47, has served as a Director of the Company since March 18, 2003. Mr. Hughes has served on the Compensation Committee since July 2003. From August 2002 to August 10, 2004, Mr. Hughes has served as Chief Financial Officer for VertiSoft Corp., a software company specializing in the healthcare industry. Prior to joining VertiSoft Corp., Mr. Hughes served as Chief Financial Officer for the Company from September 1994 until January 2002 and continued to be employed by the Company through May 2002.

Incumbent Class I Directors (Term Expires in 2006)

C. Wayne Cape, 51, the founder of the Company, became Chairman of the Board of Directors in September 1999. Mr. Cape served as Chief Executive Officer of the Company from the Company’s inception in 1981 through July 2001. Mr. Cape also served as President of the Company from its inception until May 2001, when the Board of Directors appointed Warren Neuburger as President and Chief Executive Officer of the Company. From January 30, 2003 to the present, Mr. Cape has served as President and Chief Executive Officer of the Company. Prior to launching the Company, Mr. Cape was an employee at Digital Communication Associates from 1974 to 1981 where he served in a variety of technical, sales and regional sales management positions.

Incumbent Class II Directors (Term Expires in 2007)

David T. Leach, 53, has served as a Director of the Company and has served on the Compensation and Audit Committees since June 2001. Since January 2005, Mr. Leach has served as Chairman and Chief Executive Officer of Datatrac Corporation. Mr. Leach served as Chief Operating Officer for Procuri, Inc. from October 2003 to February 2004. Mr. Leach served as acting Chairman of the Board for Harbinger Corporation from January 2000 until June 2000. Mr. Leach served as Vice Chairman of Harbinger Corporation from September 1998 until January 2000. From March 1997 until September 1998, Mr. Leach served as Chief Executive Officer of Harbinger Corporation and from February 1994 until March 1997, Mr. Leach served as President and Chief Operating Officer.

G. Robert Beck, 46, has served as a Director of the Company since March 18, 2003. Mr. Beck has served on the Compensation Committee since July 2003. Since 2000, Mr. Beck has served as Chief Executive Officer and President of Sales Builders, Inc., a sales training and executive consulting firm. From 1998 until August 2000, Mr. Beck served as Executive Vice President of Sales for the Company.

Ronald G. Diener, 55, has served as a Director of the Company since March 18, 2003. Mr. Diener has served on the Audit Committee since June 2003 and the Compensation Committee since July 2003. Since July 2000, Mr. Diener has served as an alliance manager for a major global system integrator. From March 1999 until June 2000, Mr. Diener provided independent consulting services to various public and private companies. From March 1997 until February 1999, Mr. Diener was Vice President of Strategic Alliances for the Company.

Board of Directors Meetings and Committees of the Board of Directors

During the fiscal year ended January 31, 2005, the Board of Directors held seven formal meetings, and took action by unanimous written consent one time. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served during their term of service.

Compensation Committee. The Board of Directors has established a Compensation Committee, comprised solely of non-employee directors, on which Barron Hughes, David T. Leach, Ronald Diener and Robert Beck served throughout fiscal 2005. The Compensation Committee reviews and evaluates the compensation and benefits of all the officers, reviews general policy matters relating to compensation and benefits of employees of the Company, including the administration of the Optio Software, Inc. Stock Incentive Plan and Optio Software, Inc. Directors’ Stock Option Plan, and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee held three formal meetings during fiscal 2005 and took no action by unanimous written consent.

Audit Committee. The Board of Directors has also established an Audit Committee on which David T. Leach and Ronald Diener served throughout fiscal 2005. The Board of Directors has determined that each Audit Committee member is “independent” and “financially literate” under the NASDAQ listing standards applicable to audit committee members. The Audit Committee reviews and approves the scope and timing of the Company’s audit services and any other services the Company’s independent registered public accounting firm is asked to perform, the auditor’s report on the financial statements following completion of their audit and the Company’s policies and procedures with respect to internal accounting and financial control. In addition, the Audit Committee annually appoints the Company’s independent registered public accounting firm for the following year. The Audit Committee held five formal meetings during the fiscal year ended January 31, 2005, and took no actions by unanimous written consent. At this time, the Board believes that the interests of our shareholders are best served through the identification and recruitment of board members who possess a wide range of business and operational experience.

The Company has no standing nominating or other committee performing similar functions. The Company does not have a Nominating Committee Charter. The Board of Directors as a whole acts as a nominating committee to select nominees for election as directors of the Company. The Board of Directors does not consider it necessary to have a separate nominating committee. The Board of Directors will consider nominees recommended by shareholders if submitted to the Board in accordance with the procedures specified in the Company’s Bylaws. The Bylaws provide that a shareholder seeking to nominate a candidate for election as a director at a meeting of the shareholders must provide notice of such nomination not less than 60 days prior to the meeting; however, if less than 60 days notice of the date of the meeting is given, the shareholder must deliver the nomination to the Company within ten days following notice of the date of the meeting. In addition, such notice must provide the Company certain information regarding the nominee.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 31, 2005, there were no Compensation Committee interlocks or insider participation.

Code of Ethics

The Company has adopted a Financial Officers’ Code of Ethics for its Chief Executive Officers and Chief Financial Officer. The Financial Officers’ Code of Ethics has been posted on our website at www.optiosoftware.com. Any amendment to, or waiver of, a provision of the Code of Ethics that applies to the Company’s principal executive officer or principal financial accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K will also be posted on our website.

Directors’ Compensation

The Company reimburses all directors for their reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and any committees on which they serve. The non-employee members of the Board of Directors receive compensation of $2,500 for each “in-person” meeting of the Board of Directors or a committee thereof. For each telephonic meeting of the audit committee, directors receive $750 cash compensation for their participation in such meeting. For each telephonic meeting of the Board of Directors or the compensation committee, non-employee directors receive $500 cash compensation for their participation in such meeting. Board and committee meetings held in conjunction (or in close proximity) with each other will entitle the director to only a single, $2,500, $750 or $500 fee.

In addition, the non-employee members of the Board are entitled to receive options pursuant to the Optio Software, Inc. Directors’ Stock Option Plan, as amended, which was adopted by the Board in October 1999. Under the terms of the Directors’ Stock Option Plan, upon initially becoming an eligible director, a director is entitled to receive an option to purchase 10,000 shares of the common stock of the Company. At the end of each completed year of service as an eligible director, a director shall be granted an option to purchase 10,000 shares of common stock on the date of the Annual Meeting. All options granted under the Directors’ Stock Option Plan are fully vested as of the date of grant and have an exercise price equal to the fair market value of the underlying shares on the date of grant. Pursuant to the Directors’ Stock Option Plan, 290,000 shares of common stock are reserved for issuance. Following the Company’s Annual Meeting in June 2004, by the terms of the Directors’ Stock Option Plan, Messrs. Beck, Hughes, Leach, and Diener were automatically granted additional options to purchase 10,000 shares of common stock. Following the 2005 Annual Meeting, Messrs. Beck, Hughes, Leach and Diener will each receive, pursuant to the terms of the Directors’ Stock Option Plan, additional options to purchase 10,000 shares of common stock.

Summary Compensation Table

The following table sets forth, for the year ended January 31, 2005, the total compensation paid to or accrued by the Company’s current Chief Executive Officer, and the six other executive officers with the next highest total annual salary and bonus (collectively, the “Named Executive Officers”).

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year Ending January 31	Salary	Bonus		Securities Underlying Options (#)		All Other Compensation ($)(1)
C. Wayne Cape(2) Chairman, Chief Executive Officer and President	2005 2004 2003	$274,500 285,000 300,000	$	— 127,315 —	— — —		$	— — —
Paul O’Callaghan(3) Senior Vice President of Sales	2005 2004 2003	$200,000 200,000 —		$54,500 60,000 —	100,000 250,000 —		$	— — —
Terry Kraft Senior Vice President of Technical Services	2005 2004 2003	$166,250 160,000 156,920	$	— 45,268 —	— 25,000 —		$	— — —
Steven E. Kaye(4) Senior Vice President of Marketing and Product Management	2005 2004 2003	$166,250 93,333 —	$	— 39,609 —	— 210,000 —	(7)	$	— — —
Donald H. French(5) Senior Vice President of Research and Development	2005 2004 2003	$91,667 — —	$	— — —	350,000 — —		$	— — —
Daryl G. Hatton Chief Technology Officer	2005 2004 2003	$132,500 116,667 98,125	$	— 33,008 —	— — —		$	— — —
Caroline Bembry(6) Chief Financial Officer and Secretary	2005 2004 2003	$150,000 134,118 108,411	$	— 38,018 —	— 100,000 12,975		$	— — —

(1)	In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

(2)	Mr. Cape resigned from his position as Chief Executive Officer effective July 31, 2001, but was reappointed as Chief Executive Officer effective January 31, 2003. Mr. Cape’s compensation for fiscal year ended January 31, 2003 was paid in connection with his resignation as President and Chief Executive Officer and such amount was accrued in the fiscal year ended January 31, 2002. “See Employment Agreements.”
(3)	Mr. O’Callaghan joined the Company in May 2001 and resigned in November 2001. He later rejoined the Company on February 2, 2003, upon his appointment as Senior Vice President of Sales.
(4)	Mr. Kaye resigned as a member of the Board of Directors on July 1, 2003 and was appointed as Vice President of Marketing effective July 1, 2003.
(5)	Mr. French joined the Company on August 10, 2004.
(6)	Ms. Bembry was appointed Chief Financial Officer effective August 11, 2003 and resigned as Vice President of Finance.
(7)	This amount includes 10,000 options issued to Mr. Kaye while serving as a member of the Company’s Board of Directors.

Option Grants in Last Fiscal Year

The following table sets forth all individual grants of stock options during the fiscal year ended January 31, 2005, to each of the Named Executive Officers:

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Paul O’Callaghan(3)	100,000	10.5%	$1.59	4/21/14	$99,994	$253,405
Donald H. French (3)	350,000	36.6%	$1.10	8/10/14	$242,124	$613,591

(1)	The exercise price of the options granted was equal to fair market value of the underlying stock on the date of grant.
(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company’s stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of the Company’s common stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of the Company’s common stock to date.
(3)	Grants became exercisable in four equal installments beginning on the first anniversary of the date of grant continuing for four years thereafter until fully vested.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth information concerning option exercises and the year-end values of unexercised options, including the aggregate dollar value of in-the-money options, held by the Named Executive Officers as of January 31, 2005.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)(2)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C. Wayne Cape	—	—	3,000,000	—	$2,420,000	$—
Paul O’Callaghan	—	—	62,500	287,500	$59,375	$178,125
Terry Kraft	—	—	118,750	56,250	$65,438	$31,312
Steven E. Kaye	—	—	50,000	150,000	$30,000	$90,000
Donald H. French	—	—	—	350,000	$—	$87,500
Daryl G. Hatton	55,600	$39,445	505,900	2,500	$272,745	$1,875
Caroline Bembry	—	—	58,938	81,987	$22,512	$50,261

(1)	Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value on the date of exercise of the options and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the common stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the common stock at the time of such sale.

(2)	Based on the fair market value of the common stock as of January 31, 2005 (the last trading day of the fiscal year) of $1.35 per share as reported on the Over The Counter Bulletin Board service, less the exercise price payable upon exercise of such options.
(3)	This number does not include options which were not in-the-money as of January 31, 2005 (the last trading day of the fiscal year).

Employment Agreements

All of the Company’s principal employees, including executive officers, are required to sign an agreement with the Company restricting the ability of the employee to compete with the Company or to solicit the Company’s customers or employees during his or her employment and for a period of one year thereafter. The agreement also provides for the Company’s ownership of the work product of the employee, an assignment to the Company of intellectual property, and a prohibition from the disclosure of the Company’s trade secrets and confidential information.

C. Wayne Cape is employed by the Company pursuant to a written employment agreement. Mr. Cape’s employment agreement shall continue until terminated by either party in accordance with its terms. Mr. Cape’s current employment agreement provides for a base salary of $270,000. Mr. Cape is eligible for an annual bonus in an amount to be determined by the board of directors. The base salary will be increased annually in an amount equal to the product of the then current base salary and the percentage increase, if any, of the Consumer Price Index for all Urban Consumers, Region South over the prior year’s index. In accordance with the agreement, Mr. Cape’s salary was increased to $279,000 effective August 1, 2004, reflecting the adjustment in the Consumer Price Index. In addition, the base salary may be further increased by the board of directors on an annual basis. Upon Mr. Cape’s resignation for good reason (as defined in the agreement), termination not for cause or the failure of a successor company to renew his employment agreement within 12 months following a change of control of the Company, the Company, or successor entity, will be obligated to pay him an amount equal to 12 months of his then-current base salary over a 12-month period or in one lump sum payment. If Mr. Cape’s employment is terminated by reason of death, disability or mutual consent of the parties, or Mr. Cape is terminated not for cause within 12 months of a change of control, or resigns for good reason, 2,000,000 of his options (the “Plan Options”) will remain exercisable until one year after expiration of the agreement. If Mr. Cape is terminated for cause, the Plan Options will remain exercisable until ninety (90) days after expiration of the agreement. If Mr. Cape’s employment is terminated not for cause or Mr. Cape resigns for good reason, then all unvested options will vest in full and become immediately exercisable. Mr. Cape’s employment agreement includes post-employment restrictive covenants not to solicit our customers or recruit our employees.

Donald H. French is employed by the Company pursuant to a written employment agreement dated August 10, 2004. Mr. French serves as Senior Vice President of Research and Development. Mr. French’s employment agreement has a three year term. Mr. French’s current employment agreement provides for a base salary of $200,000. The base salary will be increased annually in an amount equal to the product of the then current base salary and the percentage increase, if any, of the Consumer Price Index for all Urban Consumers, Region South over the prior year’s index. In addition, the base salary may be further increased by the board of directors on an annual basis. Mr. French was also granted an option to acquire 350,000 shares of common stock at $1.10 per share (the “Options”). The Options vest over a period of four (4) years as follows: (i) 25% on the first (1st) anniversary of the effective date of the employment agreement; (ii) 25% on the second (2nd) anniversary of the effective date of the employment agreement; (iii) 25% on third (3rd) anniversary of the effective date of the employment agreement; and (iv) 25% on the fourth (4th) anniversary of the effective date of the employment agreement. Upon Mr. French’s death, resignation for good reason (as defined in the agreement) or termination without cause, the Company will be obligated to pay him his then-current base salary for the remaining term of the employment agreement. If Mr. French’s employment is terminated by reason of disability, he will receive his base salary for 12 months less any payments made to him under any long-term or short-term disability insurance policies. If Mr. French is terminated for cause, including resignation, or the mutual consent of the parties, he will receive no severance. Mr. French’s employment agreement includes post-employment restrictive covenants not to compete, solicit our customers or recruit our employees.

Terry Kraft, Senior Vice President of Technical Services, and the Company entered into a Change of Control Agreement, dated December 21, 2004. The term of the Change of Control Agreement shall continue for so long as

Mr. Kraft remains an employee/officer of the Company. If Mr. Kraft becomes disabled (as defined in the agreement), the Company may terminate the Change of Control Agreement upon thirty (30) days prior written notice. In the event of a change of control, Mr. Kraft’s rights under the Change of Control Agreement become permanent and are not terminable, except with respect to his death or normal retirement, termination by the Company for cause, or disability. Upon Mr. Kraft’s resignation for good reason (as defined in the agreement) or if the Company terminates Mr. Kraft within twelve (12) months following a change of control of the Company (unless such termination is (a) because of Mr. Kraft’s death or retirement, (b) by the Company for cause or disability or (c) by Mr. Kraft other than for good reason), the Company, or successor entity, will be obligated to pay Mr. Kraft (i) an amount equal to six (6) months of his then-current base salary over a 6-month period, (ii) any earned but unpaid cash bonus amount, and (iii) benefits for six (6) months. Upon a change in control, the Company shall accelerate the vesting of any unvested options to acquire common stock of the Company held by Mr. Kraft. The Change of Control Agreement also contains covenants restricting Mr. Kraft’s use of confidential information, and his ability to solicit customers or employees of the Company. Further, there are provisions which give the Company rights in inventions or work product created by Mr. Kraft.

Caroline Bembry, Chief Financial Officer and Secretary, and the Company entered into a Change of Control Agreement, dated December 21, 2004. The term of the Change of Control Agreement shall continue for so long as Ms. Bembry remains an employee/officer of the Company. If Ms. Bembry becomes disabled (as defined in the agreement), the Company may terminate the Change of Control Agreement upon thirty (30) days prior written notice. In the event of a change of control, Ms. Bembry’s rights under the Change of Control Agreement become permanent and are not terminable, except with respect to her death or normal retirement, termination by the Company for cause, or disability. Upon Ms. Bembry’s resignation for good reason (as defined in the agreement) or if the Company terminates Ms. Bembry within twelve (12) months following a change of control of the Company (unless such termination is (a) because of Ms. Bembry’s death or retirement, (b) by the Company for cause or disability or (c) by Ms. Bembry other than for good reason), the Company, or successor entity, will be obligated to pay Ms. Bembry (i) an amount equal to six (6) months of her then-current base salary over a six-month period, (ii) any earned but unpaid cash bonus amount, and (iii) benefits for six (6) months. Upon a change in control, the Company shall accelerate the vesting of any unvested options to acquire common stock of the Company held by Ms. Bembry. The Change of Control Agreement also contains covenants restricting Ms. Bembry’s use of confidential information, and her ability to solicit customers or employees of the Company. Further, there are provisions which give the Company rights in inventions or work product created by Ms. Bembry.

Paul O’Callaghan, Senior Vice President of Sales, and the Company entered into a Change of Control Agreement, dated December 23, 2004. The term of the Change of Control Agreement shall continue for so long as Mr. O’Callaghan remains an employee/officer of the Company. If Mr. O’Callaghan becomes disabled (as defined in the agreement), the Company may terminate the Change of Control Agreement upon thirty (30) days prior written notice. In the event of a change of control, Mr. O’Callaghan’s rights under the Change of Control Agreement become permanent and are not terminable, except with respect to his death or normal retirement, termination by the Company for cause, or disability. Upon Mr. O’Callaghan’s resignation for good reason (as defined in the agreement) or if the Company terminates Mr. O’Callaghan within twelve (12) months following a change of control of the Company (unless such termination is (a) because of Mr. O’Callaghan’s death or retirement, (b) by the Company for cause or disability or (c) by Mr. O’Callaghan other than for good reason), the Company, or successor entity, will be obligated to pay Mr. O’Callaghan (i) an amount equal to 6 months of his then-current base salary over a six-month period, (ii) any earned but unpaid cash bonus amount, and (iii) benefits for six (6) months. Upon a change in control, the Company shall accelerate the vesting of any unvested options to acquire common stock of the Company held by Mr. O’Callaghan. The Change of Control Agreement also contains covenants restricting Mr. O’Callaghan’s use of confidential information, and his ability to solicit customers or employees of the Company. Further, there are provisions which give the Company rights in inventions or work product created by Mr. O’Callaghan.

Daryl G. Hatton, Chief Technology Officer, and the Company entered into a Change of Control Agreement, dated December 27, 2004. The term of the Change of Control Agreement shall continue for so long as Mr. Hatton remains an employee/officer of the Company. If Mr. Hatton becomes disabled (as defined in the agreement), the Company may terminate the Change of Control Agreement upon thirty (30) days prior written notice. In the event of a change of control, Mr. Hatton’s rights under the Change of Control Agreement become permanent and are not terminable, except with respect to his death or normal retirement, termination by the Company for cause, or disability. Upon Mr. Hatton’s resignation for good reason (as defined in the agreement) or if the Company terminates Mr. Hatton within twelve (12) months following a change of control of the Company (unless such termination is (a) because of Mr. Hatton’s death or retirement, (b) by the Company for cause or disability or (c) by

Mr. Hatton other than for good reason), the Company, or successor entity, will be obligated to pay Mr. Hatton (i) an amount equal to six (6) months of his then-current base salary over a six-month period, (ii) any earned but unpaid cash bonus amount, and (iii) benefits for six (6) months. Upon a change in control, the Company shall accelerate the vesting of any unvested options to acquire common stock of the Company held by Mr. Hatton. The Change of Control Agreement also contains covenants restricting Mr. Hatton’s use of confidential information, and his ability to solicit customers or employees of the Company. Further, there are provisions which give the Company rights in inventions or work product created by Mr. Hatton.

Steve Kaye, Vice President of Marketing and Product Development, and the Company entered into a Change of Control Agreement, dated December 27, 2004. The term of the Change of Control Agreement shall continue for so long as Mr. Kaye remains an employee/officer of the Company. If Mr. Kaye becomes disabled (as defined in the agreement), the Company may terminate the Change of Control Agreement upon thirty (30) days prior written notice. In the event of a change of control, Mr. Kaye’s rights under the Change of Control Agreement become permanent and are not terminable, except with respect to his death or normal retirement, termination by the Company for cause, or disability. Upon Mr. Kaye’s resignation for good reason (as defined in the agreement) or if the Company terminates Mr. Kaye within twelve (12) months following a change of control of the Company (unless such termination is (a) because of Mr. Kaye’s death or retirement, (b) by the Company for cause or disability or (c) by Mr. Kaye other than for good reason), the Company, or successor entity, will be obligated to pay Mr. Kaye (i) an amount equal to six months of his then-current base salary over a six-month period, (ii) any earned but unpaid cash bonus amount, and (iii) benefits for six (6) months. Upon a change in control, the Company shall accelerate the vesting of any unvested options to acquire common stock of the Company held by Mr. Kaye. The Change of Control Agreement also contains covenants restricting Mr. Kaye’s use of confidential information, and his ability to solicit customers or employees of the Company. Further, there are provisions which give the Company rights in inventions or work product created by Mr. Kaye.

Equity Compensation Plan Information

The following chart gives aggregate information regarding grants under all equity compensation plans of the Company through January 31, 2005.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders(1)	5,324,492	$1.17	6,822,649
Equity compensation plans not approved by security holders(2)	1,664,900	$0.12	—
Total	7,039,392	$0.91	6,822,649

(1)	Represents options granted under the Stock Incentive Plan, which was approved by shareholders in 1997, and the Directors’ Stock Option Plan, which was approved by shareholders in June 2000.
(2)	Represents options granted outside of the Company’s approved stock option plans, the material terms of which are discussed below.

Non-Shareholder Approved Stock Options. During the period from 1989 until 1996, the Company granted options to employees pursuant to individual agreements without the approval of the security holders. The options granted during 1989 were fully vested on the date of grant and by their terms do not expire. The options granted after 1994 expire upon the occurrence of certain events, such as termination of employment, as set forth in the individual option agreements. Pursuant to the Settlement and Release Agreement between the Company and David Dunn-Rankin, 500,000 of these non-shareholder approved stock options were canceled, effective March 31, 2002.

Limitation of Liability and Indemnification of Officers and Directors

The Company’s articles of incorporation provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under Georgia law and that the Company may indemnify its officers, employees and agents to the fullest extent permitted under Georgia law. The Company’s Bylaws provide that it must indemnify its directors against all liabilities to the fullest extent permitted under Georgia law and that the Company must advance all reasonable expenses incurred in a proceeding where the director was either a party or a witness because he or she was a director.

The Company has entered into agreements that require it to indemnify its directors and officers to the fullest extent permitted under Georgia law. In addition, the Company has agreed to defend, hold harmless and indemnify its directors and officers against any obligation to pay a judgment, penalty, fine, expenses and settlement amounts in connection with any action, suit or proceeding brought by reason of the fact that he is a director or officer, as the case may be, of the Company or is serving, at the request of the Company, as a director, officer, employee, agent or consultant of another entity. No indemnification will be provided for any misappropriation of any business opportunity, any act or omission involving intentional misconduct or a knowing violation of law, any transaction from which an improper personal benefit was received and other types of liability under Georgia law. Further, the Company will pay expenses incurred by directors and officers in defending any covered action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The Company believes that these agreements, as well as the provisions contained in its articles and Bylaws described above, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the provisions of the charter documents, Georgia law or the agreements described above, the Company has been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

During the fiscal year ended January 31, 2005, the Compensation Committee of the Board of Directors (the “Committee”) consisted of Barron Hughes, David T. Leach, Ronald Diener and Robert Beck.

The Committee has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company’s compensation program for executive officers and other key employees, and the basis on which the 2005 compensation was determined for the executive officers of the Company, with particular detail given to the 2005 compensation for the Company’s Chief Executive Officer. The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Company’s executive compensation policy, as implemented by the Committee, is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short-term and long-term financial performance and growth of the Company. The compensation policy is designed to link compensation to the value and level of the performance of the executive as well as to the performance of the Company. In so doing, the policy strives to align the financial rewards to the Company’s executive officers with the financial interests of the Company’s shareholders.

The Committee seeks to achieve these objectives by implementing, as the principal components of compensation, a program of base salary, incentive bonus compensation and equity-based incentives. The compensation decisions of the Committee relative to the Company’s executive officers and key employees are described below as to each of the foregoing components.

Compensation of Executive Officers Generally

Base Salary. Base salary levels for each of the Company’s executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to the Company. In addition, the Committee generally takes into account the Company’s past financial performance and future expectations, as well as the performance of the executives and changes in the executives’ responsibilities. The base salaries of the executive officers for fiscal 2005 were not linked to specific Company performance criteria.

Incentive Cash Bonuses. The Company’s executive officers, as well as other management employees, are eligible to receive cash bonus awards. The Committee determines eligible participants, performance goals, measurement criteria, performance ratings and amount and timing of payments. The impact an employee has on the financial performance of the Company as determined in the judgment of the Committee, and the Chief Executive Officer in the case of other executive officers, is also considered. All awards are paid in full, in cash, following the year of performance. Bonus awards are granted to executive officers under the plan at the sole discretion of the Compensation Committee. For the fiscal year ended January 31, 2005, the Compensation Committee did not approve any bonuses to the executive officers. However, a bonus of $54,500 was paid to Paul O’Callaghan, Senior Vice President of Sales, pursuant to his sales compensation plan.

Equity Incentives. The Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in shareholder value. The Stock Incentive Plan provides the means through which executive officers can build an investment in common stock which will align such officers’ economic interests with the interests of the Company’s shareholders. Under the Company’s

Stock Incentive Plan, the Company may award incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights. To date, the Company has issued only stock options under the plan. During the fiscal year ended January 31, 2005, options to purchase an aggregate of 450,000 shares of common stock were granted to the Company’s executive officers.

For the Company’s current fiscal year, the Committee may recommend to the Board of Directors that options be granted to employees based upon the Company’s achievement of its budgetary objectives and the Committee’s assessment of the individual’s contribution to the Company’s performance. In addition, the Board of Directors has delegated authority to Mr. Cape, as Chief Executive Officer of the Company, to approve grants of stock options to employees in amounts not to exceed 25,000 options to any one employee in a single year without approval of the Board of Directors.

Other Benefits. Executive officers also participate, on a voluntary basis, in the Company’s regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance. In addition, executive officers may receive, along with and on the same terms as other employees, certain benefits pursuant to the Company’s 401(k) plan, including Company matching contributions.

Compensation of the Chief Executive Officer

The Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company’s performance.

C. Wayne Cape has served as the Company’s Chief Executive Officer since February 2003. For the fiscal year ended January 31, 2005, Mr. Cape’s compensation plan included a base salary of $270,000, adjusted to $279,000 effective August 1, 2004 to reflect adjustments in the Consumer Price Index in accordance with his employment agreement. Mr. Cape did not receive any options or other equity-based incentives during the 2005 fiscal year. The Committee believes that Mr. Cape’s total fiscal year 2005 compensation was below the average total cash compensation paid to chief executive officers by comparable companies. Mr. Cape’s base salary for the current fiscal year is $279,000. Mr. Cape’s base salary will be increased on August 1, 2005, pursuant to the terms of his employment agreement, in an amount equal to the product of the then current base salary and the percentage increase, if any, of the Consumer Price Index for all Urban Consumers, Region South over the prior year’s index. In addition, the base salary may be further increased by the board of directors on an annual basis. Mr. Cape will be eligible to receive bonuses and options during the current fiscal year, depending upon the Committee’s assessment of his performance and the Company’s achievement of the specified objectives for performance criteria.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to the Company for compensation paid to the Chief Executive Officer and each of the three other most highly compensated executive officers to $1,000,000. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. The Company’s policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Committee believes that awards made under stock option plans for employees will qualify as performance-based compensation and thereby be excluded from the $1,000,000 limitation. Notwithstanding the Company’s policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits.

Compensation Committee of the Board of Directors

David T. Leach

Barron Hughes

Ronald Diener

Robert Beck

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein. The standards relating to independence of audit committees set forth in the rules and regulations under the Exchange Act of 1934 do not apply to the Company because the Company’s common stock is not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.

The Audit Committee acts pursuant to a charter adopted by the Board that specifies the scope of the Audit Committee’s oversight and how it carries out its activities. All members of the Audit Committee during the fiscal year ended January 31, 2005 were, and all current members are, “independent” as specified by the NASDAQ listing standards and under the regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, which the Company uses as a guide to determine the independence of its directors. In addition, the Board has determined that David Leach qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee’s review included discussions with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

With respect to the Company’s outside auditors, the Audit Committee, among other things, discussed with BDO Seidman, LLP matters relating to its independence, including the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

David Leach

Ronald Diener

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. To the Company’s knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 2005, the following persons failed to file on a timely basis reports required by Section 16(a), for the transactions indicated:

Name of Reporting Person	Description
David T. Leach	Statement of Changes in Beneficial Ownership on Form 4 was due on June 29, 2004 and filed on August 10, 2004.

G. Robert Beck	Statements of Changes in Beneficial Ownership on Form 4 were due on (a) June 29, 2004 and filed on August 10, 2004, and (b) August 9, 2004 and filed on January 25, 2005.

F. Barron Hughes	Statement of Changes in Beneficial Ownership was due on June 29, 2004 and filed on August 10, 2004.

Ronald G. Diener	Statement of Changes in Beneficial Ownership was due on June 29, 2004 and filed on August 10, 2004.

STOCK PERFORMANCE GRAPH

The following line-graph provides a comparison of the cumulative total shareholder return on the Company’s common stock for the period from January 31, 2001 through January 31, 2005, against the cumulative shareholder return during such period achieved by the Nasdaq Stock Market (U.S. Companies) Index and the Standard & Poor’s Application Software Index. The Company has replaced the Standard & Poor’s Computers (Software & Service) Index with the Standard & Poor’s Application Software Index due to the fact that the Standard & Poor’s Computers (Software & Services) Index is no longer a reporting index. The graph assumes that $100 was invested on January 31, 2001 in each of the comparison indices and in our common stock. All amounts have been calculated as if all dividends were reinvested.

$100 invested on 1/31/01 in stock or index - including reinvestment of dividends. Fiscal year ending January 31.

	1/31/00	1/31/01	1/31/02	1/31/03	1/31/04	1/31/05
Nasdaq Stock Market (U.S. Companies) Index	100.00	69.82	44.22	25.85	40.80	41.14
Standard & Poor’s Application Software Index	100.00	71.31	46.90	24.67	34.50	34.15
Optio Software, Inc.	100.00	11.32	4.95	2.54	8.81	8.15

The preceding Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN TRANSACTIONS

Related Party Transactions

Effective February 11, 2003, the Company entered into a Separation Agreement with Warren Neuburger, the Company’s former President and Chief Executive Officer. The Separation Agreement called for separation payments of $33,300 to be paid within eight days of the execution of the agreement and for an additional $270,000 to be paid in 24 equal installments over the following year. The total separation payments of $303,300 were recorded as severance expense in the year ended January 31, 2003 due to the fact that employment terminated as of that date.

The Company purchased VertiSoft Corporation in August 2004. Barron Hughes, a member of the Company’s Board of Directors, served as the former Chief Financial Officer of VertiSoft until its acquisition by the Company. In accordance with the purchase agreement, Mr. Hughes was paid severance pay of $165,000. In addition, VertiSoft had a note payable to Mr. Hughes in the amount of $138,000. Effective with the acquisition closing, the Company immediately repaid Mr. Hughes the full amount of the note payable. Further, in connection with the acquisition, Mr. Hughes was issued options to acquire 96,975 shares of Common Stock of the Company.

Robert Beck, a member of the Company’s Board of Directors, is the President and owner of Sales Builders, Inc. During the year ended January 31, 2004, the Company hired Sales Builders, Inc. to provide sales training to its employees. Fees paid to Sales Builders, Inc. under this arrangement totaled $44,000.

The Company has agreed to provide indemnification to its executive officers and directors which may require the Company to indemnify officers and directors against liabilities that may arise by reason of their status or services as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

All future transactions, if any, between the Company and its officers, directors and principal shareholders and their affiliates and any transactions between the Company and any entity with which its officers, directors or principal shareholders are affiliated will be subject to the approval of a majority of the Board of Directors, including the majority of the independent and disinterested outside directors of the Board of Directors and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Board of Directors and the Audit Committee of the Board of Directors have selected BDO Seidman, LLP to serve as its independent registered public accounting firm for the fiscal year ending January 31, 2006. The appointment of this firm was recommended to the Board of Directors by its Audit Committee. If the shareholders do not ratify the selection of BDO Seidman, LLP, the Audit Committee will reconsider the matter. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2005 and 2004

The following table presents fees for professional services rendered by BDO Seidman, LLP for the audit of the Company’s annual financial statements for the fiscal years 2005 and 2004 and fees billed for audit related services, tax services, and all other services rendered by BDO Seidman, LLP during fiscal years 2005 and 2004.

	BDO Seidman, LLP
	Fiscal Year 2005	Fiscal Year 2004
Audit fees (1)	$115,000	$103,000
Audit related fees (2)	19,000	7,000
Tax fees (3)	28,000	17,000
All other fees	—	—

(1)	Audit services include services to comply with auditing standards generally accepted in the United States of America related to the audit and review of the Company’s financial statements. The audit fees shown above were incurred principally for services rendered in connection with the audit of the Company’s consolidated financial statements and associated filings with the SEC.
(2)	Audit-related services include assurance and related services that are traditionally performed by the Company’s independent registered public accounting firm. The audit-related fees shown above were incurred in connection with a review of the Company’s proxy materials, and general non-audit accounting consultation concerning financial reporting, disclosure matters related to the Company’s acquisition of VertiSoft Corporation.
(3)	Tax fees include tax compliance services (including U.S. federal, international and state returns) and tax registration and compliance assistance.

Pre-Approval Policy

All audit related fees and tax fees were pre-approved by the Audit Committee which concluded that the provision of such services by BDO Seidman, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee requires pre-approval of audit, audit-related and tax services to be prepared by BDO Seidman, LLP on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved.

The Board of Directors recommends that the shareholders vote FOR ratification of selection of the Company’s independent registered public accounting firm.

SHAREHOLDER COMMUNICATIONS

Subject to reasonable constraints of time, topics and rules of order, you may direct comments to or ask questions of the Chairman and Chief Executive Officer during the Annual Meeting of Shareholders. In addition, a shareholder interested in sending communications to a member of the Board of Directors may communicate directly with any director by writing to: Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005, Attention: Corporate Secretary. The Corporate Secretary will promptly forward all relevant written communications to the Board or the individually named directors.

SHAREHOLDER PROPOSALS

Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 2006 Annual Meeting of Shareholders must be received by the Company no later than January 16, 2006, which is 120 calendar days prior to the anniversary of the mailing of this Proxy Statement, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2006 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

The Securities and Exchange Commission also requires a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s Proxy Statement with respect to discretionary voting. The discretionary vote deadline for the 2006 Annual Meeting of Shareholder is April 2, 2006, 45 calendar days prior to the anniversary of the mailing date of this Proxy Statement. If a shareholder gives notice of such a proposal after the discretionary vote deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2006 Annual Meeting of Shareholders. The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal from the floor at this year’s Annual Meeting.

In order for a shareholder to bring any business or nominations before the 2006 Annual Meeting of Shareholders, certain conditions set forth in Section 2.13 of the Company’s Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 60 days notice or public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of meeting was mailed or such public disclosure was made.

OTHER MATTERS

Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and the shareholders.

A copy of the 2005 Annual Report on Form 10-K, including financial statements and all amendments thereto, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to: Corporate Secretary, Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005.

BY ORDER OF THE BOARD OF DIRECTORS,

Caroline Bembry

Chief Financial Officer and Secretary

OPTIO SOFTWARE, INC.

3015 WINDWARD PLAZA

WINDWARD FAIRWAYS II

ALPHARETTA, GA 30005

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Optio Software, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Optio Software, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

OPTSF1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OPTIO SOFTWARE, INC.

The Board of Directors Recommends a vote “FOR the nominee” in Proposal 1 and “FOR” Proposal 2.

For

Against

Proposal 1- Election of the following Nominee as Director: 01) F. Barron Hughes

Vote On Proposal

For

Against

Abstain

Proposal 2 - Approval of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 31, 2006

Yes

No

Please indicate if you plan to attend this meeting

Please mark, date and sign as your name appears above and return in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. Wayne Cape and Caroline Bembry, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Optio Software, Inc. held of record by the undersigned on May 4, 2005, at the annual meeting of shareholders to be held on June 16, 2005 or any adjournment thereof, as designated on the reverse side hereof and, in their discretion, as to other matters.

Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” the nominee in Proposal 1 and “FOR” Proposal 2.

(Please date and sign on reverse)

(Continued on reverse side)